Exhibit 10.12(o)

DEFERRED COMPENSATION PLAN

(as amended through December 9, 2002)

1.     Purpose. This Plan was originally adopted by the Company effective as of January 1, 1996 and was amended effective as of January 21, 2002 and was further amended effective as of December 9, 2002. This Plan’s purpose is to allow the Company to avoid exceeding the Section 162(m) Limits by providing for the discretionary deferral of certain amounts that otherwise would be paid to executives under the I. C. Plan

2.     Deferrals. No later than June 30 of each calendar year (a “Plan Year”) commencing with the 2003 Plan Year, a Participant may elect to defer any compensation paid to him in the year after such Plan Year with respect to such Plan Year’s performance that is in excess of the deductible Section 162(m) Limits as determined for such Plan Year by so notifying the Secretary to the Committee. No deferral will be made pursuant to this Plan for the 2003 Plan Year and subsequent years in the absence of such election. With respect to the 2002 Plan Year, no deferral will be made unless a Participant confirms that such deferral should be made within 15 days after December 9, 2002, the date this amendment was adopted. For the avoidance of doubt and by way of example, a Participant may elect, on or before June 30, 2003 to defer compensation payable in 2004 with respect to the 2003 Plan Year that is in excess of the deductible Section 162(m) Limits as computed for the 2003 Plan Year. Such deferrals were automatic for the 2001 Plan Year and preceding years. Each Participant shall have established in his/her name a Deferred Cash Account. If with respect to any Plan Year of the Company (provided, with respect to the 2002 and subsequent Plan Years, only if the Participant has timely made a deferral election with respect to such Plan Year), the deductible compensation of a Participant for such Plan Year would exceed (or but for the deferral provided for herein would exceed) the Section 162(m) Limits, then:

(i) the Participant’s incentive compensation awarded with respect to such Plan Year under the I. C. Plan shall be reduced by the amount of the excess (but not below zero); and

(ii) there shall be credited to the Participant’s Deferred Cash Account, as of the date that payment of incentive compensation would have been made but for the reduction specified in clause (i) above, an amount equal to the total amount of the aforesaid reduction in incentive compensation under the I. C. Plan.

For purposes of this Section 2, it shall be conclusively presumed that all compensation under the 1993 Stock Award and Incentive Plan (including but not limited to performance stock, performance cash, deferred stock awards and stock options) other than compensation pursuant to Section 6 of this Plan qualify as “performance-based compensation” which is not subject to the Section 162(m) Limits.

3.     Interest Equivalents. There shall be credited to each Participant’s Deferred Cash Account, as of the last day of each calendar quarter, interest equivalents on the average daily balance of Deferred Income in said account for said calendar quarter. Interest equivalents shall be computed at a rate per annum equal to the per annum rate, as of the last business day of the quarter, of the 10-year Treasury Notes plus 1% per annum. If any Deferred Income is disbursed to a Participant or a Beneficiary on a date other than the final day of a calendar quarter, interest equivalents shall be credited on the Deferred Income so disbursed for the partial calendar quarter ending as of the date of such disbursement. Interest equivalents for such partial calendar quarters shall be based on the

10-year Treasury Note rate, plus 1% per annum, in effect on the next preceding business day.

4.     Payments from Deferred Cash Account. Payment of the full amount of Deferred Income in a Participant’s Deferred Cash Account and any Deferred Stock Award made pursuant to Section 6 and any Dividend Equivalents thereon shall be made March 31, or as soon thereafter as practicable, following the close of the year in which the Participant shall cease, by reason of retirement or otherwise, to be an employee of the Company or one of its subsidiaries.

5.     Special Provisions Relating to Payment.

     (a)     In case of a Participant’s death before the payment of the Deferred Income, the total amount of the Deferred Income and any Deferred Stock Award made pursuant to Section 6 and any Dividend Equivalents thereon shall be paid to the Participant’s Beneficiary on March 31, or as soon thereafter as practicable, after the year of the Participant’s death.

     (b)     With respect to the total amount of Deferred Income in a Participant’s Deferred Cash Account and any Deferred Stock Award made pursuant to Section 6 and any Dividend Equivalents thereon, or the then remaining unpaid portion thereof, the Committee shall possess absolute discretion at any time (including during employment) to accelerate the time of payment of such total amount or remaining unpaid portion, as the case may be, to any extent that, in its absolute discretion, it shall deem equitable or desirable under the circumstances.

     (c)     If a Participant or any Beneficiary attempts to assign or otherwise encumber his/her rights hereunder, the Company’s obligation to make any payment to (i) such

Participant and/or the Beneficiary or (ii) such Beneficiary, as the case may be, shall forthwith terminate. The determination as to whether an attempted assignment has occurred resulting in a termination of the Company’s obligation shall be made by the Committee in its absolute discretion, and the decision of the Committee with respect thereto shall be conclusive.

     (d)     All payments under this Plan shall be made in cash. The Company shall have the right to deduct from any distribution payable hereunder, amounts required by an governmental authority to be withheld and paid to such governmental authority with respect to such distribution. All other rights of set-off are waived.

     (e)     The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan and to resolve ambiguities; and the interpretation of the Committee shall be conclusive.

6.    Deferred Stock Awards in lieu of Deferred Cash.

     (a)     Notwithstanding anything else in this Plan to the contrary, any Participant who makes an election to defer compensation pursuant to Section 2 of this Plan with respect to any Plan Year of the Company who is not in compliance with the executive stock ownership guidelines of the Company as in effect on the last day of such Plan Year may also elect to receive any deferred compensation with respect to such year as a Deferred Stock Award equal in amount to the nearest whole number of shares obtained by dividing the amount of such deferred compensation by the closing price of Cytec common stock on the business day immediately prior to the date such deferred compensation would have been credited to his or her Deferred Cash Account in lieu of a credit to his or her Deferred Cash Account. The election must be made within 45 days after the end of such Plan Year and in any event before the date such deferred compensation with respect to such Plan Year would have been credited to his or her Deferred Cash Account.

     (b)     The Deferred Income at January 21, 2002 of any Participant who did not then meet the executive stock ownership guidelines of the Company shall be automatically converted on such date to a Deferred Stock Award under the 1993 Stock Award and Incentive Plan equal in amount to the nearest whole number of shares obtained by dividing such Participant’s Deferred Income on January 21, 2002 by the closing price of Cytec common stock on January 18, 2002.

7.    Certain Provisions Relating to Participation. Neither any Participant nor any person claiming under or through any Participant shall have any right or interest, whether vested or otherwise, in any Deferred Income unless and until all the terms, conditions and provisions hereof that affect such Participant or such other person shall have been complied with as specified herein. Nothing contained herein shall require the Company to segregate or earmark any cash or other property, and such Participant or his/her Beneficiary, as the case may be, shall have only an unsecured claim against the general assets of the Company. By accepting any benefits under this Plan, each Participant and each person claiming under or through any Participant, shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action or decision taken or made or to be taken or made hereunder by the Company, the Board of Directors or the Committee.

8.     Beneficiaries. Each Participant may designate from time to time a Beneficiary or Beneficiaries hereunder by filing a designation with the Secretary of the Company. The Company shall be entitled to rely upon the last such written designation in its possession in making any payment hereunder. Notwithstanding the foregoing, if after a Participant’s death any dispute should arise as to the entitlement of any person to any portion of the Deferred Income, the Company’s obligations hereunder will be satisfied if it makes payment to the Participant’s estate.

9.     Change in Control. If there occurs a “Change in Control,” as defined in the Company’s 1993 Stock Award and Incentive Plan, all Deferred Income shall vest and become immediately due and payable.

10.    Definitions. For the purposes of this Plan, the following terms have the meanings respectively indicated:

(a) “Beneficiary” means one or more persons or entities (including a trust or estate) designated by the Participant in writing at any time or from time to time or, in the absence of an effective designation, his/her estate.

(b) “Board of Directors” and “Board” mean the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the Compensation and Management Development Committee of the Board of Directors, and includes any successor committee created by the Board to administer the Company’s executive compensation programs.

(e) “Company” means Cytec Industries Inc., a corporation of the State of Delaware.

(f) “Deferred Cash Account” means an account established in the name of a Participant, as provided in Section 2.

(g) “Deferred Income” means all income that is deferred in accordance with Section 2, together with all interest equivalents accrued thereon and on previously-credited interest equivalents pursuant to Section 3, but not including any amounts converted to a Deferred Stock Award pursuant to Section 2.

(h) “Deferred Stock Award” means any award of Deferred Stock under the 1993 Stock Award and Incentive Plan made pursuant to the terms of this Plan and the payment of which is governed by the terms of this Plan.

(i) “Dividend Equivalents” shall have the meaning assigned to such term in the 1993 Stock Award and Incentive Plan.

(j) “I. C. Plan” means the existing system (as well as any successor system or plan) of annual cash bonuses payable to Company employees (including Participants), pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and/or individual performance.

(k) “Participant” means an employee of the Company, or of a subsidiary of the Company, whose compensation, with respect to any federal tax year of the Company, would exceed (or would but for the deferral provided for herein exceed) the Section 162(m) Limits. An employee shall be a Participant with respect to incentive compensation paid after termination of employment if such compensation would be subject to the Section 162(m) Limits.

(l) “Plan” shall mean this Deferred Compensation Plan, as from time to time amended.

(m) “Section 162(m) Limits” means the limits on deductible executive compensation established by Section 162(m) of the Code and the regulations thereunder for each tax year.

(n) “1993 Stock Award and Incentive Plan” means the Cytec Industries Inc. 1993 Stock Award and Incentive Plan, as amended from time to time and, for purposes of this Plan, also includes any subsequently adopted non-qualified executive compensation plan of the Company that provides for stock options, restricted stock, deferred stock awards or other stock-based compensation.